Exhibit 99.2

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Announces
the Retirement of Senior Vice President Marvin Sweetin

DALLAS (November 3, 2016)—Atmos Energy Corporation (NYSE: ATO) said today that effective December 31, 2016, Marvin L. Sweetin, Senior Vice President, Safety and Enterprise Services will retire to take a more active role in his family’s businesses.

“For more than 16 years, Atmos Energy employees have had the special pleasure of enjoying Marvin’s friendship, leadership and support. Marvin has provided a steady hand and contributed to many successes in a variety of important leadership roles,” said Kim Cocklin, Chief Executive Officer of Atmos Energy Corporation. “We wish Marvin and his wife, Regina, continued health, happiness and much success in the years ahead,” Cocklin concluded.

Sweetin joined Atmos Energy in 2000 as Director of Procurement and established the efficient warehouse supply and equipment model still employed today. He was named Director of Technical Training in 2007, Vice President of Customer Service in 2010 and promoted to Senior Vice President of Utility Operations in 2011, serving in that role until 2015. His tenure was marked by a dramatic increase in capital expenditures, greater emphasis on safety and training, the construction of the customer contact center in Amarillo, Texas and the planning and construction of the industry’s best-in-class training facility in Plano, Texas. In October 2015, Marvin was named to his current position of Senior Vice President of Safety and Enterprise Services to lead the company to its goal of becoming the nation’s safest utility.

Sweetin’s successor will be named prior to his departure at the end of December.

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and currently provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

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